 Exhibit 10(a)

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

This summary sets forth the compensation of the Directors of Kimball International, Inc. (the "Company"). The summary also includes compensation of the Chief Executive Officer, Chief Financial Officer, and three most highly compensated executive officers (the "Named Executive Officers") of the Company as identified in the Company's most recent Proxy Statement filed with the Securities and Exchange Commission.

For a detailed description of the compensation arrangements that the Directors and Named Executive Officers participate in, refer to the Company's most recent Proxy Statement filed with the Securities and Exchange Commission.

Director Compensation
All Outside (non-employee) Directors receive annual compensation of $40,000 for the year for service as Directors. The Chairperson of the Audit Committee of the Board of Directors receives $5,000 per committee meeting, and other Audit Committee members receive $3,500 per committee meeting. The Chairperson of the Compensation and Governance Committee receives $3,500 per committee meeting, and other members of the Compensation and Governance Committee receive $2,000 per committee meeting.  Members of the Strategic Planning Committee receive $3,500 per committee meeting.

The Directors can elect to receive all of their annual retainer and/or meeting fees in shares of Class B Common Stock under the Company's 2003 Stock Option and Incentive Plan.   Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance.

An Outside Director is a director who is not an employee of the Company or one of its subsidiaries.  James C. Thyen, President and Chief Executive Officer, and Douglas A. Habig, Chairman of the Board, are Directors of the Company but do not receive compensation for their services as Directors.

Named Executive Officers

Base Pay
Periodically, the Compensation and Governance Committee ("the Committee") of the Board of Directors reviews and approves the salaries that are paid to the Company's executive officers. The following are the current annualized base salaries for the Company's Named Executive Officers:

James C. Thyen, President and Chief Executive Officer	$810,836
Douglas A. Habig, Chairman of the Board	$170,040
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	$505,596
P. Daniel Miller, Executive Vice President, President-Furniture	$499,252
Robert F. Schneider, Executive Vice President, Chief Financial Officer	$409,292

Cash Incentive Compensation
Each of the Named Executive Officers was eligible to participate in the Company's 2005 Profit Sharing Incentive Bonus Plan (the "Plan") for fiscal year 2009 except for Douglas A. Habig. Effective July 1, 2008, Douglas A. Habig no longer participates in the Plan. A long-standing component of the Company's profit sharing incentive bonus plan is that it is linked to the performance of the Company which automatically lowers total compensation expense when profits are down. Under the Plan, cash incentives are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant's employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on the Company's fiscal year 2009 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2009, and the remaining portions will be paid in equal installments in September 2009, January 2010, April 2010, and June 2010.

James C. Thyen, President and Chief Executive Officer	$ 68,699
Douglas A. Habig, Chairman of the Board	$ -0-
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	$ 10,370
P. Daniel Miller, Executive Vice President, President-Furniture	$ 78,452
Robert F. Schneider, Executive Vice President, Chief Financial Officer	$ 33,492

Stock Compensation
The Named Executive Officers may also receive a variety of stock incentive benefits under the 2003 Stock Option and Incentive Plan consisting of: restricted stock, restricted share units, unrestricted share grants, incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, and performance units.  The only form of award granted to Named Executive Officers for fiscal year 2009 was performance shares.  Performance shares include both an annual performance share ("APS") award and a long-term performance share ("LTPS") award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period.  No other form of award has been granted to the Named Executive Officers since July 2005.

The following table summarizes the performance shares issued in Class A Common Stock during August 2009 to the Company's Named Executive Officers pursuant to their fiscal year 2009 performance share awards:

	APS Award	LTPS Award
	(number of shares issued) (1)	(number of shares issued) (1)

James C. Thyen, President and Chief Executive Officer	6,356	12,784
Douglas A. Habig, Chairman of the Board	-0-	4,152
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	80	3,784
P. Daniel Miller, Executive Vice President, President-Furniture	640	2,144
Robert F. Schneider, Executive Vice President, Chief Financial Officer	320	2,144

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

The following table summarizes the maximum number of performance shares awarded in August 2009 to the Company's Named Executive Officers for fiscal year 2010:

	APS Award	LTPS Award
	(number of shares)	(number of shares)

James C. Thyen, President and Chief Executive Officer	143,000	183,000
Douglas A. Habig, Chairman of the Board	-0-	-0-
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	7,500	54,300
P. Daniel Miller, Executive Vice President, President-Furniture	7,500	44,300
Robert F. Schneider, Executive Vice President, Chief Financial Officer	7,500	54,300

The number of shares to be issued will be dependent upon the percentage payout under the Plan.  Refer to the Company's Proxy Statement for further details.

The following table summarizes shares issued in Class A Common Stock during January 2009 to the Company's Named Executive Officers pursuant to their Restricted Share Unit Awards (RSU) that were awarded January 23, 2004, and vested January 24, 2009:

	Restricted Share Unit Awards	Accumulated Dividends on Restricted Share Units
	(number of shares issued) (1)	(number of shares issued) (1)(2)

James C. Thyen, President and Chief Executive Officer	47,400	18,791
Douglas A. Habig, Chairman of the Board	47,400	18,791
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	13,400	5,313
P. Daniel Miller, Executive Vice President, President-Furniture	13,400	5,313
Robert F. Schneider, Executive Vice President, Chief Financial Officer	13,400	5,313

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

(2) Represents shares of Class A Common Stock issued pursuant to the RSU Agreement determined by dividing the accumulated phantom cash dividends credited to the RSU by the ten-day average close price ending on the day preceding the vest date.

Retirement Plans
The Named Executive Officers participate in a defined contribution, participant-directed retirement plan with a 401(k) provision that all domestic employees are eligible to participate in (the "Retirement Plan"). The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution based on a percent of net income as determined by the Board of Directors which automatically lowers total compensation expense when profits are down. Each eligible employee's Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, Supplemental Employee Retirement Plan (SERP) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. The SERP investment is primarily composed of employee contributions. There was no Company contribution to the Retirement Plan or SERP for fiscal year 2009.

Other
The Named Executive Officers receive nominal benefits such as financial counseling, medical reimbursement, executive preventive healthcare program, tax preparation, and other miscellaneous items.  The Named Executive Officers may use the Company aircraft for transportation related to the executive preventive healthcare program and for limited personal reasons.  The exact amounts received from these benefits are not predetermined and are disclosed annually in the Company's Proxy Statement.